Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

May 27, 2025

QXO, Inc.

Five American Lane

Greenwich, CT 06831

Registration Statement on Form S-3ASR
(Registration No. 333-281084)

Ladies and Gentlemen:

We have acted as special counsel to QXO, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (File No. 333–281084) (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of 11,500,000 depositary shares (the “Depositary Shares”) (including additional depositary shares issuable by the Company upon exercise of the underwriters’ option to purchase additional depositary shares), each of which represents a 1/20th interest in a share of 5.50% Series B Mandatory Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares” and, together with the Depositary Shares, the “Shares”) of the Company, which are registered under the Registration Statement and which are being sold pursuant to an Underwriting Agreement dated May 21, 2025 (the “Underwriting Agreement”), between Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as representatives for the underwriters named on Schedule I thereto and the Company. The Preferred Shares are convertible into shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) pursuant to the certificate of designations (the “Certificate of Designations”) establishing the terms of the Preferred Shares filed with the Secretary of State of the State of Delaware on the date hereof.

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In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.                  the Registration Statement;

2.                  the preliminary prospectus supplement dated May 20, 2025 (the “Preliminary Prospectus”);

3.                  the final prospectus supplement dated May 21, 2025 (the “Final Prospectus”);

4.                  the Underwriting Agreement;

5.                  the Deposit Agreement;

6.                  the Form of Receipt; and

7.                  the Certificate of Designations.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the Fifth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company (the “Board”) and the pricing committee of the Board relating to the issuance of the Shares, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

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In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.                  The Depositary Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Final Prospectus and in accordance with the terms of the Underwriting Agreement and the Deposit Agreement, will be validly issued, fully paid and non-assessable and will entitle the holders thereof to the rights specified in the Deposit Agreement and the depositary receipts evidencing ownership of such Depositary Shares.

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2.                  The Preferred Shares have been duly authorized by all necessary corporate action on the part of the Company for issuance and deposit and, when issued and deposited against issuance of the Depositary Shares, and upon the filing and effectiveness of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

3.                  The shares of Common Stock issuable upon conversion of, or declaration and payment of a dividend on, the Preferred Shares, in accordance with the Certificate of Designations, when issued and delivered by the Company, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Commission filed on or about the date hereof for incorporation by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Registration Statement, the Preliminary Prospectus and the Final Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP